Exhibit 2.1

PLAN OF MERGER

This PLAN OF MERGER, dated as of April 24, 2006 (the “Plan”), by and among Lawson Software, Inc., a Delaware corporation (“Lawson Software” and after the Effective Time, the “Surviving Corporation”), Lawson Holdings, Inc., a Delaware corporation and the direct subsidiary of Lawson Software (“Lawson Holdings”), and Lawson Acquisition, Inc., a Delaware corporation and indirect subsidiary of Lawson Software and direct subsidiary of Lawson Holdings (“Merger Sub”), sets forth the terms of the merger (the “Merger”) of Merger Sub into Lawson Software. The Merger will effect the holding company reorganization of Lawson Software pursuant to which Lawson Software will become a wholly owned subsidiary of Lawson Holdings.

WHEREAS, the authorized capital stock of Lawson Software consists of (a) 750,000,000 shares of common stock, par value $0.01 per share (“Lawson Software Common Stock”), of which, 104,194,851 shares were issued and outstanding as of February 28, 2006, (b) 7,281,554 shares of Series A convertible preferred stock, par value $0.01 per share, none of which is currently outstanding (“Lawson Software Series A Preferred Stock”), (c) 7,500,000 shares of Series B junior participating preferred stock, par value $0.01 per share, none of which is currently outstanding (“Lawson Software Series B Preferred Stock”), and (d) 35,218,446 shares of undesignated preferred stock, par value $0.01 per share, none of which is currently outstanding (“Lawson Software Undesignated Preferred Stock”).

WHEREAS, each share of Lawson Software Common Stock also includes a right to purchase (“Lawson Software Purchase Right”) one one-hundredth of a share of Lawson Software Series B Preferred Stock pursuant to the Rights Agreement (the “Lawson Software Rights Plan”), dated as of July 28, 2004, between Lawson Software and Mellon Investor Services LLC, as amended on June 2, 2005.

WHEREAS, Lawson Holdings is and, at all times since its organization, has been a wholly-owned subsidiary of Lawson Software with authorized capital stock consisting of (a) 750,000,000 shares of common stock, par value $0.01 per share (“Lawson Holdings Common Stock”), of which, 100 shares are currently issued and outstanding, (ii) 7,500,000 shares of Series B junior participating preferred stock, par value $0.01 per share, none of which is currently outstanding (“Lawson Holdings Series B Preferred Stock”), and (c) 42,500,000 shares of undesignated preferred stock, par value $0.01 per share, none of which is currently outstanding (“Lawson Holdings Undesignated Preferred Stock”).

WHEREAS, at the Effective Time, the Lawson Software Rights Plan (after the Effective Time, the “Lawson Holdings Rights Plan”), governing Lawson Software Purchase Rights (after the Effective Time, “Lawson Holdings Purchase Rights”) will be assigned to and assumed by Lawson Holdings, pursuant to which Lawson Holdings will agree to perform all duties and obligations thereunder.

WHEREAS, the designations, rights and preferences, and the qualifications, limitations and restrictions thereof, of the Lawson Holdings Undesignated Preferred Stock, the Lawson Holdings Series B Preferred Stock and the Lawson Holdings Common Stock are the same as those of the Lawson Software Undesignated Preferred Stock, the Lawson Software Series B Preferred Stock and the Lawson Software Common Stock, respectively.

WHEREAS, the Amended and Restated Certificate of Incorporation, the Certificate of Designations of Series B Participating Preferred Stock and the Bylaws of Lawson Holdings immediately after the Effective Time (as hereinafter defined) will contain provisions substantially identical to the Certificate of Incorporation, as amended, the Certificate of Designations of Series B Participating Preferred Stock and Bylaws of Lawson Software immediately before the Effective Time.

WHEREAS, Merger Sub is a wholly owned subsidiary of Lawson Holdings with authorized capital stock consisting of 3,000 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”), of which, 100 shares are currently issued and outstanding.

WHEREAS, the Board of Directors of each of Lawson Software, Lawson Holdings and Merger Sub have determined that it is desirable and in the best interests of Lawson Software, Lawson Holdings and Merger Sub, respectively, that Lawson Software and Merger Sub should merge, Lawson Software shall be the surviving corporation and become a wholly-owned subsidiary of Lawson Holdings.

NOW, THEREFORE, the parties hereby prescribe the terms and conditions of the merger and the mode of carrying the same into effect as follows:

1.                                       Merger of Merger Sub with and into Lawson Software. At the Effective Time, Merger Sub shall merge with and into Lawson Software in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”), and the separate existence of Merger Sub shall cease and Lawson Software shall be a direct wholly owned subsidiary of Lawson Holdings. Lawson Software shall be the surviving corporation and assume all of the rights, privileges, assets and liabilities of Merger Sub. Merger Sub and Lawson Software are the only constituent corporations to the Merger.

2.                                       Name of Surviving Corporation. The name of the surviving corporation shall be “Lawson Software Americas, Inc.”.

3.                                       Effect of the Merger. The effect of the Merger shall be as provided in Section 251 of the DGCL. As a result of the Merger, by operation of law and without further act or deed, at the Effective Time, all property, rights, interests and other assets of Merger Sub shall be transferred to and vested in the Surviving Corporation, and the Surviving Corporation shall assume all of the liabilities and obligations of Merger Sub.

4.                                       Effect on Capital Stock and Related Purchase Rights. At the Effective Time:

(a)                                  Each then issued and outstanding share of Lawson Holdings Common Stock (together with the associated Lawson Holdings Purchase Rights) held by Lawson Software will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without conversion or issuance of any shares of stock of the Surviving Corporation with respect thereto.

(b)                                 Each then issued and outstanding share or fraction of a share, of Lawson Software Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share or equal fraction of a share of Lawson Holdings Common Stock, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as a share of Lawson Software Common Stock immediately prior to the Effective Time.

(c)                                  Each Lawson Software Purchase Right or fraction of a Lawson Software Purchase Right will, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for a Lawson Holdings Purchase Right or equal fraction of a Lawson Holdings Purchase Right, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as a Lawson Software Purchase Right immediately prior to the Effective Time.

(d)                                 Each then issued and outstanding share of Merger Sub Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share of common stock of the Surviving Corporation.

5.                                       Certificates. At the Effective Time, each outstanding certificate that, immediately prior to the Effective Time, evidenced Lawson Software Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of Lawson Holdings Common Stock (including associated Lawson Holdings Purchase Rights) into which such shares of Lawson Software Common Stock were converted pursuant to Section 4(b) of this Plan. In addition, immediately after the Effective Time, each such certificates shall also evidence a number of Lawson Holdings Purchase Rights equal to the number of Lawson Software Purchase Rights evidenced thereby immediately prior to the Effective Time of the Merger.

6.                                       Certificate of Incorporation, Bylaws, Officers and Directors. The Certificate of Incorporation of Lawson Software in effect immediately prior to the Effective, as amended and restated pursuant to Section 7 of this Plan, shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Lawson Software, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation. The officers and directors of Lawson Software immediately prior to the Effective Time shall be the officers and directors of Lawson Holdings as of the Effective Time. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation as of the Effective Time.

7.                                       Amendment to Certificate of Incorporation. Automatically, upon filing the Certificate of Merger in accordance with the DGCL, the Certificate of Incorporation of the Surviving Company shall be amended and restated in its entirety as follows:

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

Article I

The name of the corporation is Lawson Software Americas, Inc.

Article II

The address of the registered office of the corporation in Delaware is:  The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is:  The Corporation Trust Company.

Article III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Article IV

The total number of shares of stock that the corporation is authorized to issue is 3,000 shares, par value $0.01 per share, all of which shares are designated as common stock.

Article V

The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

Article VI

The personal liability of the directors of the corporation shall be eliminated to the fullest extent permitted by law. The corporation is authorized to indemnify (and advance expenses to) its directors and officers to the fullest extent permitted by law. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in this certificate of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

Article VII

Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

8.                                       Assumption of Certain Agreements and Plans. Lawson Holdings and Lawson Software hereby agree that they will, at the Effective Time, execute, acknowledge and deliver one or more assignment and assumption agreements pursuant to which Lawson Software will assign and Lawson Holdings will assume, from and after the Effective Time, all rights, duties and obligations required under the following:

(a)                                  Lawson Software, Inc. Amended and Restated 1996 Stock Incentive Plan;

(b)                                 Lawson Software, Inc. Amended and Restated 2001 Stock Incentive Plan;

(c)                                  Lawson Software, Inc. 2001 Employee Stock Purchase Plan;

(d)                                 Lawson Software, Inc. Employee Stock Ownership Plan;

(e)                                  Employment Agreement, dated June 2, 2006, between Lawson Software, Inc. and Harry Debes;

(f)                                    Employment Agreement, dated February 23, 2001, between Lawson Software, Inc. and Robert Barbieri;

(g)                                 The Lawson Software, Inc. Employee 401(k) Savings Plan;

(h)                                 The Lawson Software, Inc. Rights Plan;

9.                                       Plan of Reorganization. This Plan shall constitute a plan of reorganization of Lawson Software and Merger Sub.

10.                                 Filing and Effective Time. If this Plan has not been terminated pursuant to Section 11 hereof, after this Plan has been duly approved in the manner required by law, appropriate Articles of Merger and this Plan shall be filed by Lawson Software and Merger Sub pursuant to and in accordance with the DGCL. The Merger shall be effective at 6:00 a.m., Eastern Time, on April 25, 2006 (the “Effective Time”).

11.                                 Termination. This Plan may be terminated and the Merger abandoned by the Board of Directors of Lawson Software at any time prior to the Effective Time.

12.                                 Adoption and Approval. The Plan was adopted and approved by the Board of Directors of Lawson Software on June 1, 2005 and by the stock holders of Lawson Software on April 17, 2006. The Plan was adopted and approved by the Board of Directors and the sole stockholder of Merger Sub on April 24, 2006.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Plan of Merger as of the day and year first above written.

LAWSON SOFTWARE, INC.

By	/s/ Bruce G. McPheeters
	Name:	Bruce G. McPheeters
	Title:	Secretary

LAWSON HOLDINGS, INC.

By	/s/ Bruce G. McPheeters
	Name:	Bruce G. McPheeters
	Title:	Secretary

LAWSON ACQUISITION, INC.

By	/s/ Bruce G. McPheeters
	Name:	Bruce G. McPheeters
	Title:	Secretary